NEWS BULLETIN

RE: [LOGO OF WORLDWIDE RESTAURANT CONCEPTS]

15301 Ventura Blvd., Bldg B, Suite 300
Sherman Oaks, CA 91403
(818) 662-9800
NYSE: SZ

FROM: [LOGO OF FRB - WEBER SHANDWICK FINANCIAL COMMUNICATIONS]

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FRB ¦ WEBER SHANDWICK:
Keith Wall	Kim Forster	James Hoyne	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6546	(310) 407-6540

FOR IMMEDIATE RELEASE

August 22, 2002

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES FIRST
QUARTER FISCAL 2003 RESULTS

HIGHLIGHTS:

•	Total revenues increased by 10.5 percent to $67.7 million
•	Revenue growth attributed to Pat & Oscar’s expansion, same store sales growth of 11.4 percent at Sizzler Australia and 8.6 percent at KFC, and a stronger Australian dollar
•	Earnings per share increased by 100 percent to $0.12 per diluted share
•	Pat & Oscar’s real estate pipeline on track to increase unit count by 30 to 40 percent this year

SHERMAN OAKS, Calif.—August 22, 2002—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the first quarter of fiscal 2003, ended July 21, 2002.

For the first quarter, the Company reported revenues of $67.7 million, an increase of 10.5 percent over the $61.3 million in the comparable period in fiscal 2002. Net income for the quarter was $3.3 million, or $0.12 per diluted share, compared to net income of $1.7 million, or $0.06 per diluted share in the same period a year ago. The increase in net income for the quarter was primarily the result of increased sales, tight cost controls, and a tax benefit from the utilization of tax loss carry forwards.

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Worldwide Restaurant Concepts, Inc.

Total Revenues Increase by $6.4 million

For the first quarter, the Company grew total revenues by $6.4 million, a 10.5 percent increase over the prior year. Operations in Australia continued to report strong sales. Same store sales grew by 11.4 percent at Sizzler Australia and 8.6 percent at KFC. Both concepts reported increases in guest counts, despite a price increase of approximately 2 percent during the quarter to pass on labor and commodity price increases. The strengthening of the Australian dollar exchange rate by 8.0% compared to the prior year also contributed approximately $2.3 million to revenue growth for the quarter.

Sizzler USA continued to execute its strategy of promoting high value entrées priced at $7.99 to $9.99 by offering a $8.99 shrimp platter and $9.99 steak and scampi entrée during the quarter. These promotions were the primary drivers of the division’s 0.6% increase in same store sales and 1.1% increase in guest counts compared to the same quarter in the prior year.

Pat & Oscar’s contributed $2.0 million of the quarterly revenue increase, primarily from the four new restaurants that opened last year. Pat & Oscar’s same store sales declined by 1.2% during the quarter, due to softening in the San Diego economy and expected continuing cannibalization in the San Diego market. Excluding the effect of cannibalization at one San Diego restaurant, same store sales would have increased by 1.0 percent.

“We’ve continued to execute our strategies for revenue growth and generated very tangible results this quarter,” said Charles Boppell, President and Chief Executive Officer of Worldwide Restaurant Concepts. “We’ve been facing economic uncertainty both domestically and internationally. By positioning our brands to provide great value as well as exciting flavors, we believe that we’re correctly positioned for this type of economic environment. Our Sizzler operations in the USA and Australia and our KFCs all reported same store sales increases this quarter. We’re convinced that Pat & Oscar’s can also do well in this environment. We’ve strengthened their team by hiring a Vice President of Marketing and retaining a new advertising agency during the quarter, and we’re currently testing an equity-based incentive program for restaurant and market managers.”

Pat & Oscar’s Expansion On Track

Although Pat & Oscar’s did not plan to open any new restaurants this quarter, it is on track to open five to six restaurants this fiscal year. Five sites are already under lease or signed letters of intent, including three in Los Angeles County, as part of the Company’s development plan to widen its geographic reach. The next Pat & Oscar’s is expected to open in December. “Based on extensive consumer and real estate research, we’ve developed an extensive real estate pipeline that will support a 30 percent to 40 percent increase in our Pat & Oscar’sSM restaurant count this fiscal year, and will position us to continue to grow at this rate over the next few years,” commented Mr. Boppell.

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Worldwide Restaurant Concepts, Inc.

Outlook For Fiscal 2003

“We’ve continued to deliver top line and bottom line growth in an increasingly tough economic environment. We can’t influence the economic climate we’ll face in the coming months, but we can and will continue to deliver a dining experience that exceeds our guests’ expectations while we manage our costs. We’re confident that each of our divisions is focused on the appropriate growth strategies and that they have the leadership they need to succeed,” concluded Mr. Boppell.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call to discuss the Company’s financial and operational results today at 11:00 a.m. EST. Investors will have the opportunity to listen to the conference call over the Internet at www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.companyboardroom.com, will be available shortly after the call.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., formerly known as Sizzler International, Inc., operates, franchises or joint ventures 337 Sizzler®restaurants worldwide, 107 KFC®restaurants primarily located in Queensland, Australia, and 15 Pat & Oscar’sSM restaurants.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These statements may include but are not limited to, statements regarding: (i) continuing growth in revenues and earnings; (ii) continuation of same store sales growth at all divisions; and (iii) the opening of five to six additional Pat & Oscar’sSM restaurants through the end of this fiscal year and continued growth of 30 percent to 40 percent per year in unit counts.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to implement its strategic plan and manage its costs and expenses; (b) the continuing successful marketing and product initiatives resulting in positive same store sales growth; (c) the availability of capital to upgrade the facilities at its domestic and international Sizzler® locations and its Australian KFCs®and build new Pat & Oscar’s restaurants; (d) Pat & Oscar’s ability to acquire a sufficient number of suitable sites to open five to six new restaurants this year and increase its restaurant count by a rate of 30 percent to 40 percent per year thereafter; (e) economic conditions, both generally and as they affect the restaurant industry in particular; and (f) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K .

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE TWELVE WEEKS ENDED JULY 21, 2002 AND JULY 22, 2001
(In thousands, except per share data)

	July 21, 2002	July 22, 2001
Revenues
Restaurant sales	$65,683	$59,273
Franchise revenues	2,004	1,999

Total revenues	67,687	61,272

Costs and Expenses
Cost of sales	22,259	20,201
Labor and related expenses	18,187	16,899
Other operating expenses	15,611	14,274
Depreciation and amortization	2,171	2,160
General and administrative expenses	5,464	5,477

Total operating costs	63,692	59,011

Operating income	3,995	2,261

Interest expense	817	869
Investment income	191	222
Other income		412

Income before provision for income taxes	3,369	2,026

Provision for income taxes	112	362

Net income	$3,257	$1,664

Basic and diluted earnings per share	$0.12	$0.06

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WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 21, 2002	April 30, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$25,163	$25,943
Restricted cash	2,246	2,096
Receivables, net of an allowance of $872 at July 21, 2002 and $814 at April 30, 2002	2,468	2,101
Inventories	4,352	4,367
Current deferred income tax asset	2,653	2,191
Prepaid expenses and other current assets	2,689	1,686

Total current assets	39,571	38,384

Property and equipment, net	60,507	61,334
Property held for sale, net	2,276	2,632
Long-term notes receivables (including $200 of related party receivables at July 21, 2002 and April 30, 2002), net of reserves of $3 at July 21, 2002 and April 30, 2002	941	974
Deferred income asset	5,413	5,346
Goodwill, net	20,940	20,940

Intangible assets, net of accumulated amortization of $750 at July 21, 2002 and $734 at April 30, 2002	2,043	2,031
Other assets	1,796	1,866

Total assets	$133,487	$133,507

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WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	July 21, 2002	April 30, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6,072	$5,971
Accounts payable	9,295	11,304
Other current liabilities	14,936	14,531
Income taxes payable	2,311	2,669

Total current liabilities	32,614	34,475

Long-term debt, net of current portion	21,986	23,369
Deferred gains and revenues	8,691	8,737
Pension liability	11,600	11,725

Total liabilities	74,891	78,306

Stockholders’ Equity:
Capital stock—
Preferred, authorized 1,000,000 shares, $5 par value; no shares issued	—	—
Common, authorized 50,000,000 shares, $0.01 par value; issued and outstanding 29,230,135 and 27,230,135 shares and 29,205,491 and 27,205,491 shares at July 21, 2002 and April 30, 2002, respectively	292	292
Additional paid-in capital	279,948	279,904
Accumulated deficit	(209,309)	(212,566)
Treasury stock, 2,000,000 shares at July 21, 2002 and 2,000,000 shares at April 30, 2002, at cost	(4,135)	(4,135)
Accumulated other comprehensive loss	(8,200)	(8,294)

Total stockholders’ equity	58,596	55,201

Total liabilities and stockholders’ equity	$133,487	$133,507

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